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                                                                    EXHIBIT 99.5

               [LETTERHEAD OF WORLDWIDE RESTAURANT CONCEPTS, INC.]

FOR IMMEDIATE RELEASE

March 10, 2003

              WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES OPENING
                            OF THE 18TH PAT & OSCAR's

SHERMAN OAKS, Calif.--March 10, 2003--Worldwide Restaurant Concepts, Inc. (NYSE:
SZ) today announced that the 18th Pat & Oscar's(SM) restaurant has opened in the Glendale area of Los Angeles, California. This is the second Pat & Oscar's restaurant to open in Los Angeles County as part of Worldwide Restaurant Concepts' ongoing strategy of building the Pat & Oscar's brand. Pat & Oscar's restaurants offer an award winning combination of great food, such as chicken, pizza, salads, ribs and freshly baked breadsticks, served in a friendly, "quick casual" environment.

"We're excited about expanding in the Los Angeles area and believe it has great potential for the brand. With three additional Pat & Oscar's restaurants scheduled to open in the next two months, including another in the Los Angeles area, we're on track to meet our commitment of 30 percent to 40 percent unit growth in our current fiscal year. Just as our Sizzler(R) and KFC(R) brands have been positioned as great values with exciting flavors, we're convinced that we have the right concept and strategy in place to grow Pat & Oscar's. Our own research, guest feedback and industry recognition all indicate that we've found the right dining experience for today's dining public," said Charles Boppell, President and CEO of Worldwide Restaurant Concepts, Inc.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc., formerly known as Sizzler International, Inc., operates, franchises or joint ventures 319 Sizzler(R) restaurants worldwide, 111 KFC(R) restaurants primarily located in Queensland, Australia, and 18 Pat & Oscar's(SM) restaurants. Additional information about the Company can be found at www.wrconcepts.com.

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Worldwide Restaurant Concepts, Inc.
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Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include but are not limited to statements regarding: (i) the opening of an additional three Pat & Oscar's(SM) restaurants during the next two months; and (ii) the opening of one additional Los Angeles-area Pat & Oscar's(SM) in the next two months.

Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to: (a) Pat & Oscar's ability to acquire a sufficient number of sites that satisfy its real estate selection criteria; (b) the availability of capital to finance new Pat & Oscar's restaurants; and (c) other risks as detailed from time to time in the Company's SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K.

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